Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-205417 on Form S-3 of our reports dated March 2, 2015, relating to the financial statements of Enterprise Products Partners L.P. and subsidiaries and the effectiveness of Enterprise Products Partners L.P. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enterprise Products Partners L.P. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

July 30, 2015